As filed with the Securities and Exchange Commission on January 23, 2017

Registration No. 333-206109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL-MOGUL HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-8350090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

27300 West 11 Mile Road Southfield, MI	48034
(Address of principal executive offices)	(Zip code)

Michelle Epstein Taigman

Senior Vice President, General Counsel and Secretary

Federal-Mogul Holdings Corporation

27300 West 11 Mile Road

Southfield, MI 48034

(Name and address of agent for service)

(248) 354-7063

(Telephone number, including area code, of agent for service)

Copies to:

Christina T, Roupas, Esq.

Bruce A. Toth, Esq.

Winston & Strawn, LLP

35 West Wacker Drive

Chicago, IL 60601

Phone: (312) 558-5600

Fax: (312) 558-5700

Approximate date of commencement of proposed sale to the public: not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

On August 5, 2015 Federal-Mogul Holdings Corporation (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form S-3 Registration No. 333-2016109 (the “Registration Statement”), for the registration of an indeterminate number of shares of common stock, preferred stock, debt securities, warrants, subscription rights and stock purchase contracts or stock purchase units with an aggregate initial offering price not to exceed $1,000,000 (the “Securities”).

On January 23, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 6, 2016 (the “Merger Agreement”), by and among American Entertainment Properties Corp., IEH FM Holdings, LLC (the “Offeror”) and the Registrant, Offeror merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, in the County of Oakland, State of Michigan, on January 23, 2017.

FEDERAL-MOGUL HOLDINGS CORPORATION

By:	/s/ Michelle Epstein Taigman
Name:	Michelle Epstein Taigman
Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 of the Securities Act.

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